Exhibit 99

              GREAT WESTERN LAND & RECREATION ANNOUNCES SALE OF ITS
                   LARGE WESTCHESTER LAKES PROJECT IN HOUSTON

SCOTTSDALE, Ariz., May 10 /PRNewswire-FirstCall/ -- Great Western Land and Recreation, Inc. (OTC Bulletin Board: GWES) a real estate developer with approximately 10,000 acres of urban and ranch land in various stages of development in the Southwest, today announced the company has entered into a contract to sell its 200-acre Westchester Lakes subdivision in Houston. The project, designed to contain at least 400 single-family lots, most of them lake front lots, is being sold to a group of investors and builders.

Jay N. Torok, Chairman, stated that, while the final arrangements are not yet completed, Great Western may maintain an interest in the project. "We are giving strong consideration to remaining a part-owner of this project in order to provide attractive and higher-end lots for our new home construction division, Sage Homes."

The Westchester Lakes project is to contain three man-made lakes and up to 15 acres of commercial property. Located in the rapidly-growing northwest suburbs of Houston, at least two major builders have already committed to purchase all of the lots, according to Torok.

The property was purchased by Great Western about two years ago. Since that time, the company has worked diligently to obtain certain entitlements, perform engineering studies and establish a utility district. Torok stated he expects the sale to close no later than June 26, 2006. The sale is expected to generate a profit of about $1.7 million, or about $0.08 per share.

"We had an opportunity to make an attractive profit in the short-term through the sale of Westchester Lakes. Additionally, the sale of that property will raise cash that we can redeploy to accelerate development of Wagon Bow Ranch, which has greater profit potential," Torok added.

Torok also noted that the company's Mallard Crossing project, almost directly adjacent to Westchester Lakes, is expected to have its first section completed for lot take-downs by the end of May 2006. Mallard Crossing, a planned community of 1,800 lots consists of 9 sections, a school, playgrounds and a self-contained utility district.

Separately, Torok reported that the company's board of directors, in line with its succession plan and his recommendation, has named David J. Weber, 54, as chief executive officer. Weber has been president, chief operating officer and a member of the board since 2004.

About Great Western Land and Recreation

Great Western Land and Recreation Inc. is a real estate development company based in Scottsdale, Arizona. The company's roots go back to one of the oldest mortgage and investment banking firms in Kansas. The bulk of Great Western's activity is currently focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in Arizona.

This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.


SOURCE  Great Western Land and Recreation, Inc.
    -0-                             05/10/2006
    /CONTACT: Jay N. Torok, Chairman, of Great Western Land and Recreation, +1-480-949-6007; or Mike Arneth or Woody Wallace, both of The Investor Relations Company, +1-312-296-4200/